Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-213894)  and related Prospectus and the Registration Statement (Form S-8 No. 333-205568) pertaining to the Second Amended and Restated Stock Incentive Plan, the 2015 Incentive Award Plan, and the 2015 Employee Stock Purchase Plan of our report dated March 1, 2017, with respect to the consolidated financial statements and schedule of Teladoc, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

New York, New York

March 1, 2017